Pricing Supplement No. 4 dated March 21, 2001                Rule 424(b)(3)
(To Prospectus dated June 23, 2000                           File No. 333-33644
and Prospectus Supplement dated June 23, 2000)

                           Colgate-Palmolive Company

                     Medium-Term Notes - Fixed Rate Notes

                                   Series D

    We are hereby offering to sell Notes having the terms specified below to you with the assistance of the agents named below, each acting as principal. The Notes are being offered by the agents at a fixed initial public offering price of 100% of the principal amount.

Principal Amount:       $220,000,000     Original Issue Date:    March 26, 2001
Interest Rate:          5.34% per annum  Net Proceeds to Colgate-Palmolive:
                                           $218,900,000
Stated Maturity Date:   March 27, 2006   Agents' Discount:   $1,100,000

Interest Payment Dates:    Colgate-Palmolive will pay interest on the Notes in
                           U.S. dollars on the twenty-seventh day of March and September of each year, commencing September 27, 2001, up to March 27, 2006.

Redemption:                The Notes cannot be redeemed by Colgate-Palmolive
                           prior to the stated maturity date.

Optional Repayment:        The Notes cannot be repaid at the option of the
                           holder thereof prior to the stated maturity date.

Specified Currency:        U.S. dollars

Form: The Notes are being issued in fully registered book-entry form.

Other provisions:

Use of Proceeds:
----------------

         The net proceeds from the sale of the Notes will be used by Colgate-Palmolive to retire commercial paper which was issued by Colgate-Palmolive for general corporate purposes and working capital. As of March 20, 2001, Colgate-Palmolive's outstanding commercial paper had a weighted average interest rate of 5.5363% with maturities ranging from 1 day to 175 days.

Agents:       x       Deutsche Banc Alex. Brown    x      JPMorgan
             ---                                  ---

              x       Goldman, Sachs & Co.         x      Salomon Smith Barney
             ---                                  ---

              x       Merrill Lynch & Co.          x      The Williams Capital
             ---                                  ---        Group, L.P.


     Each of the agents has severally agreed to purchase from Colgate-Palmolive, and Colgate-Palmolive has agreed to sell to the agents, the principal amount of Notes set forth opposite the agent's name below:

                    Name of Agent                     Principal Amount of Notes

Chase Securities Inc...................................     $40,000,000
Deutsche Banc Alex. Brown Inc..........................      40,000,000
Goldman, Sachs & Co....................................      40,000,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...............................      40,000,000
Salomon Smith Barney Inc...............................      40,000,000
The Williams Capital Group, L.P........................      20,000,000
                                                            -----------
                                                           $220,000,000
                                                            ===========